February 13,
2006



Mail Stop 4561

J. Michael Parks
17655 Waterview Parkway
Dallas, TX  75252

      Re:	Alliance Data Systems Corporation
		Form 10-K for the year ended December 31, 2004
		File No. 001-15749

Dear Mr. Parks:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3498 if you have questions.


							Sincerely,



            Linda VanDoorn
      Senior Assistant Chief Accountant

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J. Michael Parks
Alliance Data Systems Corporation
January 5, 2006
Page 1